UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 5, 2015

PARTY CITY HOLDCO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37344	46-0539758
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

80 Grasslands Road Elmsford, New York	10523
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (914) 345-2020

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On August 5, 2015, Party City Holdco Inc. (“Party City” the “Company,” “we,” “us,” or “our”) issued a press release announcing the commencement of a proposed offering by its wholly-owned indirect subsidiary Party City Holdings Inc. (“PCHI”) of $350 million aggregate principal amount of senior notes due 2023 (the “Notes”). The Notes and the related Notes guarantees will be offered in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons in accordance with Regulation S under the Securities Act. The precise timing, size and terms of the offering are subject to market conditions and other factors.

The Notes and the related Notes guarantees have not been registered under the Securities Act or any state securities laws. The Notes may not be offered or sold in the United States or to, or for the benefit of, U.S. persons absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

We expect to use the net proceeds from the sale of the Notes, together with borrowings under PCHI’s senior credit facilities, to redeem all of the $700 million currently outstanding aggregate principal amount of the 8.875% senior notes due 2020 issued by PCHI and to pay accrued interest, premiums, fees and expenses related thereto. The foregoing does not constitute a notice of redemption for or an obligation to issue a notice of redemption for PCHI’s outstanding notes.

A copy of the press release announcing the offering of the Notes is attached as Exhibit 99.1 to this Form 8-K and incorporated by reference herein.

A confidential offering circular is being furnished to prospective investors in connection with PCHI’s private offering of the Notes.

Item 8.01	Other Events

On July 28, 2015, PCHI announced a proposed refinancing transaction, including refinancing of (i) that certain ABL Credit Agreement, dated as of July 27, 2012, among PC Intermediate Holdings, Inc., PCHI, Party City Corporation (as successor by merger to PC Finance Sub, Inc.), the subsidiaries of the borrowers from time to time party thereto, the financial institutions party thereto as lenders, and Deutsche Bank Trust Company Americas, as Administrative Agent (as amended, restated, supplemented or otherwise modified, the “ABL Credit Agreement”) and (ii) that certain Term Loan Credit Agreement, dated as of July 27, 2012, among PC Intermediate Holdings, Inc., PCHI, Party City Corporation (as successor by merger to PC Finance Sub, Inc.), the subsidiaries of the borrowers from time to time party thereto, the financial institutions party thereto as lenders, and Deutsche Bank Trust Company Americas, as Administrative Agent (as amended, restated, supplemented or otherwise modified, the “Term Loan Credit Agreement”). In addition PCHI intends to redeem its outstanding $700 million aggregate principal amount 8.875% senior notes due 2020 (the “8.875% Notes”) (the refinancing of the ABL Credit Agreement and the Term Loan Credit Agreement, and the redemption of the 8.875% Notes collectively, the “Refinancing”).

On July 28, 2015, PCHI announced the delivery of a conditional notice of partial redemption to the holders of the 8.875% Notes, in the aggregate principal amount of $350 million (the “Partial Redemption”).

On August 5, 2015, pursuant to the Indenture, dated as of July 27, 2012, by and among PCHI, the guarantors thereto and Wilmington Trust, National Association, as trustee (as amended, supplemented or otherwise modified, the “Indenture”) PCHI caused to be delivered to the holders of the 8.875% Notes a conditional notice of redemption relating to the redemption of the remaining $350 million aggregate principal amount of the 8.875% Notes (the “Remaining 8.875% Notes”). The redemption date for the Remaining 8.875% Notes is September 4, 2015 (the “Redemption Date”). The redemption price for the Remaining 8.875% Notes is 106.656 % of the principal amount of the 8.875% Notes, plus accrued and unpaid interest on the Remaining 8.875% Notes to, but excluding, the Redemption Date (the “Redemption Payment”).

PCHI’s obligation to pay the Redemption Payment on the Redemption Date is conditioned upon the consummation of (i) a refinancing of the indebtedness of PCHI under (a) the ABL Credit Agreement and (b) the Term Loan Credit Agreement, resulting in gross proceeds to PCHI of an amount sufficient, together with cash on hand, to repay the existing indebtedness under the agreements listed in clauses (a) and (b) above, to pay the redemption price of 106.656 % of the principal amount of the Partial Redemption, plus accrued and unpaid interest and to pay related fees and expenses on or before August 27, 2015 (such condition, the “Refinancing Condition”) and (ii) the consummation of the offering of Notes, resulting in gross proceeds to PCHI of at least $350,000,000 on or before September 4, 2015 (such condition, the “Notes Condition”); provided, that PCHI may waive the Refinancing Condition and/or the Notes Condition in its sole discretion.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by Party City Holdco Inc. on August 5, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARTY CITY HOLDCO INC.

Date: August 5, 2015	By:	/s/ Michael A. Correale
Michael A. Correale
Chief Financial Officer

Exhibit Index

99.1	Press release issued by Party City Holdco Inc. on August 5, 2015